Filed pursuant to Rule 424(b)(2) of the Securities Act of 1933
Registration Statement No. 333-248552

PROSPECTUS SUPPLEMENT

(To prospectus dated November 30, 2020)

U.S.$1,500,000,000

PROVINCE OF ALBERTA

(Canada)

4.300% Bonds due November 2, 2035

The bonds are offered for sale in Canada, the United States and those jurisdictions in Europe and Asia where it is legal to make such offers.

The bonds bear interest at the rate of 4.300% per year. Interest on the bonds is payable on November 2 and May 2 of each year, beginning May 2, 2026. The bonds will mature on November 2, 2035. The bonds are not redeemable before maturity, unless certain events occur involving Canadian taxation.

Application will be made for the bonds offered by this prospectus supplement (the “Prospectus Supplement”) to be admitted to the Official List of the Luxembourg Stock Exchange and for such bonds to be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. The Euro MTF Market of the Luxembourg Stock Exchange is not a regulated market for the purposes of the Markets in Financial Instruments Directive (Directive 2014/65/EU (as amended “MiFID II”)). Unless the context otherwise requires, references in this Prospectus Supplement to the bonds being “listed” shall mean that the bonds have been admitted to trading on the Euro MTF Market and have been admitted to the Official List of the Luxembourg Stock Exchange. We have undertaken to the underwriters to use all reasonable efforts to have the bonds listed on the Euro MTF Market of the Luxembourg Stock Exchange as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved, and settlement of the bonds is not conditional on obtaining the listing.

Investing in the bonds involves risks. See “Risk Factors” beginning on page S-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement and the accompanying base prospectus dated November 30, 2020 (the “Prospectus”). Any representation to the contrary is a criminal offense.

	Per bond	Total
Public Offering Price(1)	99.670%	U.S.$	1,495,050,000
Underwriting Discount	0.175%	U.S.$	2,625,000
Proceeds, before expenses, to the Province(1)	99.495%	U.S.$	1,492,425,000

(1)	Plus accrued interest, if any, from and including November 3, 2025 if settlement occurs after that date.

This Prospectus Supplement is not an approved prospectus pursuant to Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). In the European Economic Area (the “EEA”) the bonds may only be offered to qualified investors (as defined in the Prospectus Regulation). This Prospectus Supplement together with the prospectus dated November 30, 2020 does, however, constitute an admission document for the purposes of admission of the bonds to the Official List of the Luxembourg Stock Exchange and admission to trading of the bonds on the Euro MTF Market in accordance with the rules and regulations of the Luxembourg Stock Exchange.

We expect that the bonds will be ready for delivery in book-entry form only through The Depository Trust Company and its participants, including CDS Clearing and Depository Services Inc., Clearstream Banking S.A. and Euroclear Bank SA/NV, on or about November 3, 2025.

BMO Capital Markets	BofA Securities	CIBC Capital Markets	National Bank of Canada Capital Markets	Scotiabank

The date of this Prospectus Supplement is October 22, 2025

Prospectus Supplement

(i)

Prospectus Supplement

Capitalized terms used but not defined herein have the meanings given to them in the Prospectus. The words “the Province,” “we,” “our,” “ours” and “us” refer to the Province of Alberta.

References in this Prospectus Supplement to the European Economic Area and Member States of the European Economic Area are to the member states of the European Union together with Iceland, Norway and Liechtenstein.

Unless otherwise specified or the context otherwise requires, references in this Prospectus Supplement to “$” and “Cdn. $” are to lawful money of Canada and “U.S.$” and “U.S. dollars” are to lawful money of the United States of America. The daily average exchange rate between the U.S. dollar and the Canadian dollar published by the Bank of Canada on October 21, 2025 was approximately $1.00 = U.S.$0.7132.

IMPORTANT INFORMATION FOR INVESTORS

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Before making an investment decision, you should consult your legal and investment advisors regarding any restrictions or concerns that may pertain to you and your particular jurisdiction.

The Prospectus contains or incorporates by reference information regarding the Province and other matters, including a description of certain terms of the Province’s securities, and should be read together with this Prospectus Supplement. We have not, and the underwriters have not, authorized anyone to provide any information other than that incorporated by reference or contained in the Prospectus or this Prospectus Supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that persons other than those authorized by us may give you.

In connection with the issue of the bonds, the underwriters (or persons acting on their behalf) may over-allot bonds or effect transactions with a view to supporting the market price of the bonds at a level higher than that which might otherwise prevail. However, there is no assurance that the underwriters (or persons acting on their behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the bonds is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the bonds and 60 days after the date of the allotment of the bonds. Any stabilization action or over-allotment must be conducted by the underwriters (or persons acting on their behalf) in accordance with all applicable laws and rules.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS

The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Each person in a Member State of the EEA who receives any communication in respect of, or who acquires any bonds under, the offer contemplated in this Prospectus

Supplement, or to whom the bonds are otherwise made available, will be deemed to have represented, warranted and agreed to and with each underwriter and the Province that it and any person on whose behalf it acquires bonds as a financial intermediary, as that term is defined in the Prospectus Regulation, is: (a) a qualified investor as defined in the Prospectus Regulation; and (b) not a “retail investor” as defined above.

Neither the Province nor any underwriters have authorized, nor do they authorize, the making of any offer of the bonds through any financial intermediary, other than offers made by the relevant underwriters which constitute the final placement of the bonds contemplated in this Prospectus Supplement.

UK MIFIR product governance – Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Bonds has led to the conclusion that: (i) the target market for the Bonds is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended (“UK MiFIR”); and (ii) all channels for distribution of the Bonds to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Bonds (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Bonds (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

We expect that delivery of the bonds will be made against payment therefor on or about the date specified on the cover page of this Prospectus Supplement, which is eight business days following the date of pricing of the bonds (such settlement cycle being herein referred to as “T+8”). You should note that the trading of the bonds on the date of pricing or the succeeding seven business days may be affected by the T+8 settlement. See “Underwriting.”

The bonds may not be a suitable investment for all investors

Each potential investor in the bonds must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(i)

have sufficient knowledge and experience to make a meaningful evaluation of the bonds, the merits and risks of investing in the bonds and the information contained or incorporated by reference in the Prospectus and this Prospectus Supplement;

(ii)

have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the bonds and the impact the bonds will have on its overall investment portfolio;

(iii)

have sufficient financial resources and liquidity to bear all of the risks of an investment in the bonds, including where the currency for principal or interest payments is different from the potential investor’s currency;

(iv)	understand thoroughly the terms of the bonds and be familiar with the behavior of any relevant indices and financial markets; and

(v)

be able to evaluate (either alone or with the help of a financial advisor) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

Legal investment considerations may restrict investments in the bonds

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisors to determine whether and to what extent (1) the bonds are legal investments for it, (2) the bonds can be used as collateral for various types of borrowing and (3) other restrictions apply to its purchase or pledge of any bonds. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of the bonds under any applicable risk-based capital or similar rules. These restrictions may limit the market for the bonds.

You may assume that the information appearing in this Prospectus Supplement and the Prospectus, as well as the information we previously filed with the SEC and incorporated by reference, is accurate in all material respects as of the date of such document. Please see “Where You Can Find More Information” in the Prospectus.

We have filed a registration statement with the SEC covering the portion of the bonds to be sold in the United States or in circumstances where registration of the bonds is required. For further information about us and the bonds, you should refer to our registration statement and its exhibits. This Prospectus Supplement and the Prospectus summarize material provisions of the agreements and other documents that you should refer to. Because the Prospectus Supplement and the Prospectus may not contain all of the information that you may find important, you should review the full text of these documents and the documents incorporated by reference in the Prospectus.

Information filed by the Province is available from the SEC’s Electronic Document Gathering and Retrieval System (http://www.sec.gov), which is commonly known by the acronym EDGAR, as well as from commercial document retrieval services.

SUMMARY OF THE OFFERING

This summary must be read as an introduction to this Prospectus Supplement and the accompanying Prospectus and any decision to invest in the bonds should be based on a consideration of such documents taken as a whole, including the documents incorporated by reference.

Issuer:	Province of Alberta.

Aggregate principal amount:	U.S.$1,500,000,000

Interest rate:	4.300% per year

Maturity date:	November 2, 2035

Interest payment dates:	November 2 and May 2 of each year, beginning on May 2, 2026

Interest commencement:	Interest will accrue from November 3, 2025.

Interest calculations:	Based on a 360-day year of twelve 30-day months.

Ranking:	The bonds will be our direct unsecured obligations and among themselves will rank pari passu and be payable without preference or priority. The bonds will rank equally with all of our other unsecured and unsubordinated indebtedness and obligations from time to time outstanding. Payments of principal and interest on the bonds will be payable out of the General Revenue Fund of the Province.

Redemption:	We may not redeem the bonds prior to maturity, unless certain events occur involving Canadian taxation.

Proceeds:	After deducting the underwriting discount and our estimated expenses of U.S.$200,000, our net proceeds will be approximately U.S.$1,492,225,000.

Markets:	The bonds are offered for sale in Canada, the United States and those jurisdictions in Europe and Asia where it is legal to make such offers.

Listing:	We will apply to have the bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. We have undertaken to the underwriters to use all reasonable efforts to have the bonds listed on the Euro MTF Market of the Luxembourg Stock Exchange and to trading on the Luxembourg Stock Exchange’s Euro MTF Market as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved, and settlement of the bonds is not conditional on obtaining the listing.

Form of bond:

The bonds will be issued in the form of one or more fully registered permanent global bonds registered in the name of Cede & Co., as nominee of The Depository Trust Company, known as DTC, in a register held by The Bank of New York Mellon, as registrar.

Beneficial interests in the global bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global bonds through any of DTC (in the United States), CDS Clearing and Depository Services Inc., known as CDS (in Canada), Clearstream Banking S.A., known as Clearstream, or Euroclear Bank SA/NV, known as Euroclear (in Europe and Asia), if they are participants in such systems, or indirectly through organizations which are participants in such systems. CDS will hold interests directly through its account at DTC and Clearstream and Euroclear will hold interests as indirect participants in DTC.

Except in limited circumstances, investors will not be entitled to have bonds registered in their names, will not receive or be entitled to receive bonds in definitive form and will not be considered registered holders thereof under the fiscal agency agreement between the Province and The Bank of New York Mellon, relating to the bonds.

The bonds will only be sold in minimum aggregate principal amounts of U.S.$5,000 and integral multiples of U.S.$1,000 for amounts in excess of U.S.$5,000.

Withholding tax:	Principal of and interest on the bonds are payable by the Province without withholding or deduction for Canadian withholding taxes except to the extent set forth herein.

Risk factors:	We believe that the following factors represent the principal risks inherent in investing in the bonds; there is no active trading market for the bonds and an active trading market may not develop; the bonds are subject to modification and waiver of conditions in certain circumstances; because the bonds are held by or on behalf of DTC, investors will have to rely on its procedures for transfer, payment and communication with us; the laws governing the bonds may change; investors may be subject to exchange rate risks and/ or exchange controls; and we have ongoing ordinary course business relationships with certain of the underwriters and their affiliates that could create the potential for, or perception of, conflict among the interests of underwriters and prospective investors.

The Province may be contacted at Alberta Treasury Board and Finance, Province of Alberta, Eighth Floor, 9820 - 107 Street, Edmonton, Alberta, T5K 1E7 and may be telephoned at (780) 427-6318.

RISK FACTORS

We believe that the following factors may be material for the purpose of assessing the market risks associated with the bonds and the risks that may affect our ability to fulfill our obligations under the bonds.

We believe that the factors described below represent the principal risks inherent in investing in the bonds but we do not represent that the statements below regarding the risks of investing in any bonds are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this Prospectus Supplement and the Prospectus (including any documents incorporated by reference herein or therein) and reach their own views prior to making any investment decision.

There is no active trading market for the bonds and an active trading market may not develop

The bonds will be new securities which may not be widely distributed and for which there is currently no active trading market. No assurance can be given as to the liquidity of the trading market for the bonds or that an active trading market will develop. If the bonds are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. If an active trading market does not develop, investors may not be able to sell their bonds at prices that will provide them with a yield comparable to similar investments that have a more highly developed secondary market. We have undertaken to the underwriters to use all reasonable efforts to have the bonds listed on the Euro MTF Market of the Luxembourg Stock Exchange as soon as possible after the closing of the issue. We cannot guarantee that our application to list the bonds will be approved, and settlement of the bonds is not conditional on obtaining the listing.

The bonds are subject to modification and waiver of conditions in certain circumstances

The terms of the bonds contain provisions for calling meetings of registered holders to consider matters affecting their interests generally. These provisions permit defined majorities to approve, by extraordinary resolution (as defined below under “Description of Bonds—Modification”), certain modifications or amendments to the fiscal agency agreement and the bonds that bind all registered holders, including registered holders who did not attend and vote at the relevant meeting and registered holders who voted in a manner contrary to the majority.

The terms of the bonds also provide that the parties to the fiscal agency agreement will be able to enter into agreements supplemental to the fiscal agency agreement to create and issue further bonds ranking equally and ratably with the bonds in all respects, or in all respects other than in respect of the date from which interest will accrue and the first interest payment date, and that such further bonds shall be consolidated and form a single series with the bonds and shall have the same terms as to status, redemption or otherwise as the bonds.

The terms of the bonds also provide that the parties to the fiscal agency agreement will be able to amend the fiscal agency agreement and the bonds without notice to or consent of the registered holders for the purpose of curing any ambiguity or of curing, correcting or supplementing any defective provisions therein, or effecting the issue of further bonds as described above or in any other manner we may deem necessary or desirable and which in the reasonable opinion of the parties to the fiscal agency agreement will not adversely affect the interests of the registered holders.

Because the bonds are held by or on behalf of DTC, investors will have to rely on its procedures for transfer, payment and communication with us

The bonds will be deposited with DTC. Except in limited circumstances, investors will not be entitled to receive bonds in definitive form. DTC’s records will reflect only the identity of direct DTC participants to whose accounts the bonds are credited. Direct and indirect participants in DTC will be responsible for keeping records of the beneficial ownership of bonds on behalf of their customers. Investors will be able to trade their beneficial interests only through DTC and its direct and indirect participants.

We will discharge our payment obligations under the bonds by making payments to DTC for distribution to its account holders. A holder of a beneficial interest in the bonds must rely on the procedures of DTC to receive payments under the bonds. We have no responsibility or liability for the records relating to, or payments made in respect of, beneficial interests in the bonds.

Holders of beneficial interests in the bonds will not have a direct right to vote in respect of the bonds. Instead, such holders will be permitted to act only to the extent that they are enabled by DTC to appoint proxies. Similarly, holders of beneficial interests in the bonds will not have a direct right under the bonds to take enforcement action against us in the event of a default under the bonds.

The laws governing the bonds may change

The terms of the bonds are based on the laws of the Province of Alberta and the federal laws of Canada applicable therein in effect as at the date of this Prospectus Supplement. No assurance can be given as to the impact of any possible judicial decision or change to the laws of the Province of Alberta or the federal laws of Canada applicable therein or administrative practice after the date of this Prospectus Supplement.

Investors may be subject to exchange rate risks and exchange controls

We will pay principal and interest on the bonds in the currency of the United States. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the “Investor’s Currency”) other than the currency of the United States. These include the risk that exchange rates may significantly change (including changes due to devaluation of the currency of the United States or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the currency of the United States would decrease (1) the Investor’s Currency-equivalent yield on the bonds, (2) the Investor’s Currency-equivalent value of the principal payable on the bonds and (3) the Investor’s Currency-equivalent market value of the bonds.

Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate. As a result, investors may receive less interest or principal than expected, or no interest or principal.

Investment in the bonds involves the risk that subsequent changes in market interest rates may adversely affect the value of the bonds.

Certain of the underwriters may have real or perceived conflicts of interest

Certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform services for, us in the ordinary course of business and such activities could create the potential for or perception of conflict among the interests of the underwriters and prospective investors.

USE OF PROCEEDS

The proceeds from the sale of the new bonds will be U.S.$1,492,225,000 after deducting the underwriting discount and our estimated expenses. The underwriting fee of U.S.$2,625,000 will be paid by us, as described in “Underwriting”. We intend to use the proceeds of this offering for general government purposes.

DESCRIPTION OF BONDS

General

The 4.300% Bonds due November 2, 2035 offered hereby in the aggregate principal amount of U.S.$1,500,000,000 will be issued subject to a fiscal agency agreement to be dated as of November 3, 2025, between the Province and The Bank of New York Mellon as registrar, fiscal agent, transfer agent and principal paying agent (the “Registrar”), which defines your rights as holder of the bonds.

The information contained in this section and in the Prospectus summarizes the terms of the bonds and the fiscal agency agreement. You should read the information set forth below together with the section “Description of Debt Securities and Warrants” in the Prospectus, which summarizes the general terms of the bonds and the fiscal agency agreement. This Prospectus Supplement describes the terms of the bonds in greater detail than the Prospectus and may provide information that differs from the Prospectus. If the information in this Prospectus Supplement differs from the Prospectus, you should rely on the information in this Prospectus Supplement. You should also read the fiscal agency agreement and the exhibits thereto, including the form of Global Bonds (as defined below), for a full description of the terms of the bonds. A copy of the fiscal agency agreement and its exhibits will be available for inspection at our offices.

References to principal and interest in respect of the bonds shall be deemed also to refer to any additional amounts which may be payable as described below. See “—Payment of Additional Amounts”.

Status of the Bonds

The bonds will be our direct unsecured obligations and among themselves will rank pari passu and be payable without preference or priority. The bonds will rank equally with all of our other unsecured and unsubordinated indebtedness and obligations from time to time outstanding. Payments of principal and interest on the bonds will be payable out of the General Revenue Fund of the Province.

Form, Denomination and Registration

The bonds will be issued in the form of one or more fully registered global bonds (the “Global Bonds”) registered in the name of Cede & Co., as nominee of DTC, and held by The Bank of New York Mellon as custodian for DTC, or the DTC Custodian. Beneficial interests in the Global Bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Bonds directly through DTC (in the United States), CDS (in Canada) or through Clearstream Banking S.A. (“Clearstream”) or Euroclear Bank SA/NV (“Euroclear”) (in Europe and in Asia) if they are participants in such systems, or through organizations which are participants in such systems. CDS will hold interests on behalf of its participants directly through its account at DTC and Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (“U.S. Depositaries”), which in turn will hold such interests in customers’ securities accounts in the U.S. Depositaries’ names on the books of DTC. Except in the limited circumstances described herein, owners of beneficial interests in the Global Bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive bonds in definitive form and will not be considered registered holders thereof under the fiscal agency agreement. See “—Title” and “—Definitive Certificates”.

The bonds will only be sold in minimum principal amounts of U.S.$5,000 and integral multiples of U.S.$1,000 in excess thereof.

All bonds will be recorded in a register maintained by the Registrar under the fiscal agency agreement, and will be registered in the name of Cede & Co., for the benefit of owners of beneficial interests in the Global

Bonds, including those beneficial owners which are participants in CDS, Clearstream and Euroclear. The register shall at all times be kept in the City of New York or at such other office reasonably satisfactory to the Province.

The Registrar will not impose any service charge on the registered holder for any registration of transfer or exchange of bonds, other than reasonable fees for the replacement of lost, stolen, mutilated, defaced or destroyed bonds; however, the Province may require of the party requesting such transfer or exchange, as a condition precedent to the exercise of any right of transfer or exchange contained in the fiscal agency agreement or in the bonds, the payment of a sum sufficient to cover any stamp or other tax or other governmental charge payable in connection therewith. In addition, owners of beneficial interests in the Global Bonds may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such interests are held with the clearing systems. The Province and the Registrar will not be required to make any exchange of bonds if, as a result thereof, the Province may incur adverse tax or other similar consequences under the laws or regulations of any jurisdiction in effect at the time of the exchange.

Title

Subject to applicable law and the terms of the fiscal agency agreement, we, the Registrar, and any paying agent appointed pursuant to the fiscal agency agreement shall deem and treat the registered holders of the bonds as the absolute owners thereof for all purposes whatsoever notwithstanding any notice to the contrary; and all payments to or on the order of the registered holders shall be valid and effectual to discharge our liability and that of the Registrar in respect of the bonds to the extent of the sum or sums so paid.

Interest

The bonds will bear interest from and including November 3, 2025 at a rate of 4.300% per annum. Interest for the initial interest period from, and including November 3, 2025 to, but excluding, May 2, 2026 will be payable on May 2, 2026. Thereafter, interest will be payable in two equal semi-annual installments in arrears on May 2 and November 2 of each year. Interest will be payable to the persons in whose name the bonds are registered at the close of business on the preceding April 17 or October 18 (the regular record dates), as the case may be. Interest on the bonds will cease to accrue on the date fixed for redemption or repayment unless payment of principal is improperly withheld or refused. Any overdue principal or interest on the bonds shall bear interest at the rate of 4.300% per annum (before and after judgment) until paid, or if earlier, when the full amount of the monies payable has been received by the Registrar and notice to that effect has been given in accordance with “Notices” below. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Payments

Principal of and interest on the bonds (including bonds in definitive form if issued in exchange for the Global Bonds as described under “Definitive Certificates”) are payable by us in such coin or currency of the United States as at the time of payment is legal tender for the payment of public or private debts to the persons in whose names the bonds are registered on the record date preceding the relevant interest payment date, the Maturity Date (as defined below) or the date of redemption, as the case may be. Ownership positions within each clearing system will be determined in accordance with the normal conventions observed by such system. The Registrar will act as our principal paying agent for the bonds pursuant to the fiscal agency agreement. The Registrar will pay amounts received from the Province directly to Cede & Co. Neither we nor the Registrar will have any responsibility or liability for any aspect of the records of DTC, CDS, Clearstream or Euroclear relating to, or payments made by DTC, CDS, Clearstream or Euroclear on account of, beneficial interests in the Global Bonds or for maintaining, supervising or reviewing any records of DTC, CDS, Clearstream or Euroclear relating to such beneficial interests. With respect to payments on bonds issued in definitive form, see “Definitive Certificates”.

If any date for payment in respect of any bond is not a business day, the registered holder thereof shall not be entitled to payment until the next following business day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph “business day” means a day other than a Saturday or Sunday on which banking institutions in the City of New York, the City of Toronto, Ontario and the City of Edmonton, Alberta are not authorized or obligated by law or executive order to be closed. If the bonds have been issued in definitive form and a date for payment is a business day but is a day on which any paying agent is closed at the applicable place of payment, a registered holder will not be entitled to payment at such location until the next succeeding day other than a Saturday or Sunday on which banking institutions in such place of payment are not generally authorized or obligated by law or executive order to be closed, and no further interest shall be paid in respect of the delay in such payment.

If definitive bonds are issued and for so long as the bonds are listed on the Euro MTF Market of the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Province will appoint and maintain a paying agent and a transfer agent in Luxembourg.

Further Issues

We may, from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds having the same terms as the bonds being issued in this offering (except for issue date, issue price and first interest payment date) so that such further bonds shall be consolidated and form a single series with the bonds and shall have the same terms as to status, redemption or otherwise as the bonds; provided, that if the further bonds are not fungible with the outstanding bonds for U.S. federal income tax purposes, they will trade under a separate CUSIP number. Any further bonds shall be issued subject to agreements supplemental to the fiscal agency agreement.

Payment of Additional Amounts

All payments of, or in respect of, principal of and interest on the bonds will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature imposed or levied by or on behalf of the Government of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, unless such taxes, duties, assessments or charges are required by law or by the administration or interpretation thereof to be withheld or deducted. In that event, we (subject to our right of redemption described herein) will pay to the beneficial owners of the bonds such additional amounts (the “Additional Amounts”) as will result (after withholding or deduction of any such taxes, duties, assessments or charges) in the payment to the holders of bonds of the amounts which would otherwise have been payable in respect of the bonds in the absence of such taxes, duties, assessments or charges, except that no such Additional Amounts shall be payable with respect to any bond presented for payment:

(a)

by or on behalf of a holder who is subject to such taxes, duties, assessments or charges in respect of such bond by reason of the holder being connected with Canada otherwise than merely by the holding or ownership as a non-resident of Canada of such bond; or

(b)

more than 15 days after the Relevant Date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on the last day of such period of 15 days. For this purpose, the “Relevant Date” in relation to any bond means whichever is the later of:

(i)	the date on which the payment in respect of such bond becomes due and payable; or

(ii)

if the full amount of the moneys payable on such date in respect of such bond has not been received by the Registrar on or prior to such date, the date on which notice is duly given to the holders of bonds that such moneys have been so received; or

(c)

with respect to amounts required to be withheld or deducted under sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (or any amended or successor versions of such sections) (“FATCA”), any regulations or other official guidance thereunder, any intergovernmental agreement entered into in connection with FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement.

Maturity, Redemption and Purchases

The principal amount of the bonds shall be due and payable on November 2, 2035 (the “Maturity Date”). The bonds are not redeemable prior to the Maturity Date unless specified events occur involving Canadian taxation as provided below.

The bonds may be redeemed at our option in whole, but not in part, at any time, on giving not less than 30 days’ and not more than 60 days’ notice to registered holders of bonds in accordance with “Notices” below (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the date fixed for redemption, if (a) we have paid or we will become obliged to pay Additional Amounts as provided or referred to in “Payment of Additional Amounts” above as a result of any change in, or amendment to, the laws or regulations of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective (or, in the case of a change in application or official interpretation, is announced) on or after the date of this Prospectus Supplement, and (b) such obligation cannot be avoided by our taking reasonable measures available to us, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be obliged to pay such Additional Amounts were a payment in respect of the bonds then due. Prior to the publication of any notice of redemption pursuant to this paragraph, we shall deliver to the Registrar a certificate signed by an official of the Province stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred.

We may, if not in default under the bonds, at any time purchase bonds in the open market, or by tender or by private contract at any price and may or may not cause the Registrar to cancel any bonds so purchased.

Definitive Certificates

No beneficial owner of bonds will be entitled to receive bonds in definitive form except in the limited circumstances described below.

If DTC notifies us that it is unwilling or unable to continue as depositary in connection with the Global Bonds or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a successor depositary is not appointed by us within a reasonable period after receiving such notice or becoming aware that DTC is no longer so registered, we will issue or cause to be issued fully registered bonds in definitive form upon registration of transfer of, or in exchange for, the Global Bonds. We may also at any time and in our sole discretion determine not to have any of the bonds held in the form of the Global Bonds and, in such event, we will issue or cause to be issued fully registered bonds in definitive form upon registration of transfer of, or in exchange for, such Global Bonds.

In the event definitive bonds are issued and for so long as the bonds are listed on the Euro MTF Market of the Luxembourg Stock Exchange and the rules of such stock exchange so require, we will appoint and maintain a paying agent and a transfer agent in Luxembourg.

Modification

The fiscal agency agreement and the bonds may be amended or supplemented by us on the one hand, and the Registrar, on the other hand, without notice to or the consent of the registered holder of any bond, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provisions contained therein, or effecting the issue of further bonds as described under “Further Issues” above, or in any other manner which we may deem necessary or desirable and which, in our reasonable opinion, will not adversely affect the interests of the holders of bonds.

The fiscal agency agreement will contain provisions for convening meetings of registered holders of bonds to consent by Extraordinary Resolution (as defined below) to any modification or amendment proposed by us to the fiscal agency agreement (except as provided in the immediately preceding paragraph) and the bonds (including the terms and conditions thereof). An Extraordinary Resolution duly passed at any such meeting shall be binding on all registered holders of bonds, whether present or not; provided, however, that no such modification or amendment to the fiscal agency agreement or to the terms and conditions of the bonds may, without the consent of the registered holder of each such bond affected thereby: (a) change the Maturity Date of any such bond or change any interest payment date; (b) reduce the principal amount of any such bond or the rate of interest payable thereon; (c) change the currency of payment of any such bond; (d) impair the right to institute suit for the enforcement of any payment on or with respect to such bond; or (e) reduce the percentage of the principal amount of the bonds necessary for the taking of any action, including modification or amendment of the fiscal agency agreement or the terms and conditions of the bonds, or reduce the quorum required at any meeting of registered holders of bonds.

The term “Extraordinary Resolution” will be defined in the fiscal agency agreement as a resolution passed at a meeting of registered holders of bonds by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of the bonds represented at the meeting in person or by proxy and voting on the resolution or as an instrument in writing signed by the registered holders of not less than 66 2/3% in principal amount of the outstanding bonds. The quorum at any such meeting for passing an Extraordinary Resolution will be one or more persons being or representing registered holders of bonds with at least a majority in principal amount of the bonds at the time outstanding, or at any adjourned meeting called by us or the Registrar, one or more persons being or representing registered holders of bonds whatever the principal amount of the bonds so held or represented.

So long as the bonds are listed on the Euro MTF Market of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notice of any amendment of the bonds or the fiscal agency agreement will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website, currently at www.luxse.com.

Governing Law

The bonds and the fiscal agency agreement will be governed by, and construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable in the Province of Alberta.

Notices

All notices to the registered holders of bonds will be published by or on behalf of the Province in English, in New York, U.S.A. in The Wall Street Journal and in Canada in The Globe and Mail or the National Post. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper with general circulation in the respective market regions as the Province will determine. As long as the bonds are listed on the Euro MTF Market of the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website, currently at www.luxse.com. Any such notice will be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made. Written notice will also be given to DTC, provided at the time of such notice the bonds are represented by the Global Bonds. If the bonds are being held in definitive form, notices will be validly given if sent by first class prepaid post addressed to the registered holders thereof at their respective addresses appearing in the register and if, in the case of joint holders of any bond, more than one address appears in the register in respect of such joint holding, such notice will be addressed only to the first address so appearing. Any notice so given will be deemed to have been given on the day on which it has been sent by post.

Prescription

Our obligation to pay an amount of interest on the bonds will cease if a claim for the payment of such interest is not made within the lesser of two years, or the period prescribed by law, after the date on which such interest becomes due and payable. Our obligation to pay the principal amount of the bonds will cease if the bonds are not presented for payment within the lesser of two years, or the period prescribed by law, after the date on which such principal becomes due and payable.

No Obligation to Maintain Listing

If the Province determines that it is unduly onerous to maintain the listing of the bonds on the Euro MTF Market of the Luxembourg Stock Exchange, then the Province may delist the bonds from the Luxembourg Stock Exchange. If the listing of the bonds is so terminated, prior to such termination the Province will use its best efforts to seek an alternative admission to listing, trading and/or quotation of such bonds by another listing authority, securities exchange and/or quotation service as it may reasonably decide (including a market which is not a regulated market or a market outside of the European Economic Area), provided however that any such authority, exchange or service shall be commonly used for the listing and trading of debt securities in the international bond market. However, the Province is not required to seek an alternative admission to listing, trading and/or quotation of the bonds on any such authority, exchange or service where it would be, as reasonably determined by the Province, impractical or unduly burdensome to do so.

CLEARING AND SETTLEMENT

Links have been established among DTC, CDS, Clearstream and Euroclear to facilitate the initial issuance of the bonds and cross-market transfers of the bonds associated with secondary market trading. DTC will be linked directly to CDS, and linked indirectly to Clearstream and Euroclear through the DTC accounts of their respective U.S. Depositaries.

The Clearing Systems

The clearing systems have advised us as follows:

DTC. DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, the National Securities Clearing Corporation and Fixed Income Clearing Corporation; all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “DTC Participants”). The DTC rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the bonds on DTC’s records. The ownership interest of each actual purchaser of each bond (a “beneficial owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in bonds, except in the event that use of the book-entry system for the bonds is discontinued.

To facilitate subsequent transfers, all bonds deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds; DTC’s records reflect only the identity of the Direct Participants to whose accounts such bonds are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the bonds unless authorized by a Direct Participant in accordance with DTC’s Money Market Instrument Procedures. Under its usual procedures, DTC mails an “omnibus proxy” to the Province as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the bonds are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Principal, premium, if any, and interest payments on the bonds will be made to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC). DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Province or the applicable Registrar, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by DTC Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such DTC Participant and not of DTC, the Registrar or the Province, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Province or the Registrar, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the bonds at any time by giving reasonable notice to the Province or the Registrar. Under such circumstances, in the event that a successor securities depository is not obtained, bonds in definitive form are required to be printed and delivered to each holder.

The Province may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, bonds in definitive form will be printed and delivered to each holder.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Province believes to be reliable, but is subject to any changes to the arrangements between the Province and DTC and any changes to such procedures that may be instituted unilaterally by DTC.

CDS. CDS is Canada’s national securities depositary clearing and settlement services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants (“CDS Participants”) include banks, investment dealers and trust companies and may include certain of the underwriters and/or certain of their affiliates. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS Participant. Transfers of ownership and other interests, including cash distributions, in bonds in CDS may only be processed through CDS Participants and will be completed in accordance with existing CDS rules and procedures.

Clearstream. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers (“Clearstream Participants”) through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in many countries through established depository and custodial relationships.

Clearstream Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with Euroclear Bank SA/NV in Brussels to facilitate settlement of trades between Clearstream and Euroclear.

Distributions of interest and principal with respect to bonds held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear. Euroclear holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between participants (“Euroclear Participants”) as defined in the Terms and Conditions Governing Use of Euroclear as amended from time to time and between Euroclear Participants and participants in certain other securities settlement systems through electronic book-entry changes in accounts of such participants or through other securities intermediaries.

Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations. Certain of the underwriters for this offering, or other financial entities involved in this offering, may be Euroclear Participants.

Non-participants in the Euroclear System may hold and transfer book-entry interests in securities through accounts with a Euroclear Participant in the Euroclear System or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Distributions of interest and principal with respect to bonds held beneficially through Euroclear will be credited to cash accounts of Euroclear Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the bonds will be made in immediately available funds.

Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between CDS Participants will be in accordance with market conventions applicable to transactions in book-based Canadian domestic bonds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Transfer Between DTC and CDS, Clearstream or Euroclear. Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through CDS Participants, Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant international clearing system will, if the transaction meets its settlement requirements, deliver instructions to DTC (in the case of CDS) or to its U.S. Depositary (in the case of Clearstream or Euroclear) to take action to effect final settlement on its behalf by delivering or receiving bonds in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. CDS Participants, Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC or the respective U.S. Depositary of Clearstream or Euroclear.

Because of time-zone differences, credits of bonds received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be dated the business day following the DTC settlement date. Such credits or any transactions in such bonds settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of bonds by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be generally available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Transfers Between Clearstream, Euroclear and CDS. Cross-market transfers between Clearstream Participants, Euroclear Participants and CDS Participants will be effected in DTC.

When bonds are to be transferred from the account of a CDS Participant to the account of a Clearstream Participant or Euroclear Participant, the CDS Participant will transmit instructions to CDS on settlement date. The Clearstream Participant or Euroclear Participant will transmit instructions to Clearstream or Euroclear at least one business day prior to settlement date. One business day prior to settlement date Clearstream and on settlement date Euroclear, will transmit trade instructions to its respective U.S. Depositary. The beneficial interests in the bonds and payments for such beneficial interests will be transferred in DTC by CDS and the respective U.S. Depositaries for Clearstream and Euroclear.

Although DTC, CDS, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of bonds among participants in DTC, CDS, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

TAX MATTERS

Canadian Taxation

Please refer to the statements under “Description of Debt Securities and Warrants—Canadian Income Tax Considerations” in the Prospectus for a summary of the principal Canadian federal income tax consequences generally applicable to a holder of bonds acquired pursuant to this Prospectus Supplement who, for the purposes of the Income Tax Act (Canada), is a Non-Resident Holder (as defined in the Prospectus).

United States Taxation

Please refer to the statements under “Description of Debt Securities and Warrants—United States Income Tax Considerations” in the Prospectus for a summary of the material United States federal income tax considerations regarding the purchase, ownership and disposition of the bonds to U.S. Holders (as defined in the Prospectus) who are initial purchasers of bonds purchasing bonds at the price set forth on the cover page of this Prospectus Supplement. Certain United States persons that use an accrual method of accounting for tax purposes may be required to include certain amounts in taxable income in respect of the bonds no later than the time such amounts are reflected on their financial statements—which may be earlier than would be the case under otherwise generally applicable U.S. federal income tax principles. Investors should consult their own tax advisors regarding the possible impact of this legislation on their investment in the bonds.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated October 22, 2025, each of the underwriters named below, for whom Scotia Capital (USA) Inc. is acting as representative, have severally agreed to purchase, and the Province has agreed to sell to each of them severally, the respective principal amounts of bonds set forth opposite its name below.

Underwriter	Principal Amount
BMO Capital Markets Corp.	U.S.$	300,000,000
BofA Securities, Inc.		300,000,000
CIBC World Markets Corp.		300,000,000
National Bank of Canada Financial Inc.		300,000,000
Scotia Capital (USA) Inc.		300,000,000

Total	U.S.$	1,500,000,000

Under the terms and conditions of the underwriting agreement, the underwriters have agreed to take and pay for all of the bonds, if any are taken.

We have undertaken to the underwriters to use all reasonable efforts to have the bonds listed on the Euro MTF Market of the Luxembourg Stock Exchange as soon as possible after the closing of the issue. We cannot guarantee that the listing will be approved, and settlement of the bonds is not conditional on obtaining the listing.

The underwriters have advised the Province that they propose initially to offer the bonds to the public at the public offering price set forth on the cover page of this Prospectus Supplement. After the bonds are released for sale to the public, the offering price terms may be changed.

There is no application period. Prospective investors may subscribe for bonds in accordance with the arrangements existing between the underwriters and their customers relating to the subscription of global bonds generally.

There is no set timetable for the offering. Generally, sales of all the bonds are confirmed by the underwriters shortly after the initial pricing terms are settled.

Investors commit to purchasing the bonds when sales are confirmed by the underwriters. No investor in the bonds is required to pay in advance of delivery an amount that may be in excess of the total price for the bonds purchased.

The underwriters will allot bonds to prospective investors and notification of the allotment will be made in accordance with the arrangements existing between the underwriters and their customers relating to the allotment of global bonds generally. The bonds are generally freed to trade shortly after the initial pricing terms are settled and notification of allotment is made.

The bonds are offered for sale in Canada, the United States and those jurisdictions in Europe and Asia where it is legal to make such offers.

Purchasers may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering price set forth on the cover page of this Prospectus Supplement.

We expect that delivery of the bonds will be made against payment therefor on or about November 3, 2025, which is eight business days following the date of pricing of the bonds (this settlement cycle being referred to as

“T+8”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their bonds prior to the business day before settlement will be required, by virtue of the fact that the bonds initially will settle in T+8, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade their bonds on the date of pricing or the next seven succeeding business days should consult their own advisors.

The bonds are a new issue of securities with no established trading market. The Province has been advised by the underwriters that certain of the underwriters intend to make a market in the bonds, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, the bonds.

In connection with the issue of the bonds, the underwriters (or persons acting on their behalf) may over-allot bonds or effect transactions with a view to supporting the market price of the bonds at a level higher than that which might otherwise prevail. However, there is no assurance that the underwriters (or persons acting on their behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the bonds is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the bonds and 60 days after the date of the allotment of the bonds. Any stabilization action or over-allotment must be conducted by the underwriters (or persons acting on their behalf) in accordance with all applicable laws and rules.

The Province has agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

The Province estimates that it will pay approximately U.S.$200,000 for expenses associated with the offering of the bonds. Save for the underwriting discount, so far as we are aware, no person involved in the issue of the bonds has an interest material to the offer.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, the underwriters have advised us that they or their affiliates might engage in the activities described in this paragraph, and that such activities could, and likely would, be undertaken by the underwriters or their affiliates without our being informed and without our consent or approval. In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade securities and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or any of their affiliates have a lending relationship with us, the underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Each of the underwriters has agreed that it has not offered, sold or delivered, and it will not offer, sell or deliver any of the bonds, directly or indirectly, or distribute this Prospectus Supplement or accompanying Prospectus or any other offering material relating to the bonds, in or from any jurisdiction except under circumstances that will to the best of its knowledge and belief after reasonable inquiry result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on the Province except as set forth in the underwriting agreement.

Notice to Prospective Investors in the European Economic Area

Each underwriter, on behalf of itself and each of its affiliates that participate in the initial distribution of the bonds, has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any bonds to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe for the bonds.

Each person in a Member State of the EEA who receives any communication in respect of, or who acquires any bonds under, the offer contemplated in this Prospectus Supplement, or to whom the bonds are otherwise made available, will be deemed to have represented, warranted and agreed to and with each underwriter and the Province that it and any person on whose behalf it acquires bonds as a financial intermediary, as that term is defined in the Prospectus Regulation, is: (a) a qualified investor as defined in the Prospectus Regulation; and (b) not a “retail investor” as defined above.

Notice to Prospective Investors in the United Kingdom

Each underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the bonds, has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to the Province; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong

The bonds will not be offered or sold in Hong Kong, by means of this Prospectus Supplement or any document, other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance

(Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O.

Notice to Prospective Investors in Singapore

This Prospectus Supplement has not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented that it has not offered or sold any bonds or caused the bonds to be made the subject of an invitation for subscription or purchase and will not offer or sell any bonds or cause the bonds to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this Prospectus Supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore (as modified or amended from time to time) (the “SFA”)) pursuant to Section 274 of the SFA or (b) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Notice to Prospective Investors in Japan

The bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”) and, accordingly, each of the underwriters, on behalf of itself and each of its affiliates that participates in the initial distribution of the bonds, has undertaken that it has not offered or sold and will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, which means any person resident in Japan, including any corporation or other entity organized under the laws of Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.

Notice to Prospective Investors in the United Arab Emirates

United Arab Emirates (excluding the Dubai International Financial Centre and the Abu Dhabi Global Market)

The bonds have not been and will not be offered, sold or publicly promoted or advertised in the United Arab Emirates (excluding the Dubai International Financial Centre and the Abu Dhabi Global Market) other than in compliance with any laws applicable in the United Arab Emirates governing the issue, offering and sale of securities.

Dubai International Financial Centre

The bonds have not been and will not be offered to any person in the Dubai International Financial Centre unless such offer is: (a) an “Exempt Offer” in accordance with the Markets Rules (MKT) Module of the rulebook of the Dubai Financial Services Authority (the “DFSA Rulebook”); and (b) made only to persons who meet the Professional Client criteria set out in Rule 2.3.3 of the Conduct of Business Module of the DFSA Rulebook.

Abu Dhabi Global Market

The bonds have not been and will not be offered to any person in the Abu Dhabi Global Market unless such offer is (a) an “Exempt Offer” in accordance with Rule 4.3 of the Markets Rules of the Financial Services Regulatory Authority (the “FSRA”) rulebook; and (b) made only to persons who meet the Professional Client criteria set out in the Conduct of Business Module of the FSRA rulebook.

LEGAL MATTERS

The validity of the bonds will be passed upon on our behalf by legal counsel of the Department of Justice, Province of Alberta as Canadian counsel for the Province, and on behalf of the underwriters by Norton Rose Fulbright Canada LLP as Canadian counsel for the underwriters. Certain U.S. legal matters in connection with the offering of the bonds will be passed upon on behalf of the Province by Paul, Weiss, Rifkind, Wharton & Garrison LLP, Toronto, Ontario and on behalf of the underwriters by Davis Polk & Wardwell LLP, New York, New York.

AUTHORIZED AGENT IN THE UNITED STATES

The Authorized Agent of the Province in the United States is Nathan Cooper at the Canadian Embassy, 501 Pennsylvania Avenue N.W., Washington, D.C. 20001.

FORWARD-LOOKING STATEMENTS

The following documents relating to the Province’s securities offered by this Prospectus Supplement may contain forward-looking statements:

(a)	this Prospectus Supplement;

(b)	the Prospectus; and

(c)	the documents incorporated by reference into this Prospectus Supplement and the Prospectus.

Forward-looking statements are statements that are not historical facts, including statements about the Province’s beliefs and expectations. These statements are based on current plans, estimates and projections and are subject to risks, uncertainties and assumptions that are not realized that could cause the Province’s actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements. You should understand that many important factors, in addition to those discussed or incorporated by reference in this Prospectus Supplement or the Prospectus, could cause the Province’s results to differ materially from those expressed in the forward-looking statements. The forward-looking statements speak only as of the date they are made and the Province undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information or future events or otherwise, except as may be required by law.

GENERAL INFORMATION

We have undertaken to the underwriters to use all reasonable efforts to have the bonds listed on the Euro MTF Market of the Luxembourg Stock Exchange as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved, and settlement of the bonds is not conditional on obtaining the listing.

The bonds have been accepted for clearance through DTC, CDS, Clearstream and Euroclear. The Common Code for the bonds is 322057792, the ISIN for the bonds is US013051EY98 and the CUSIP number for the bonds is 013051 EY9.

The issue and sale of the bonds was authorized by Order of the Lieutenant Governor in Council of the Province of Alberta O.C. 66/2021 dated February 25, 2021, made pursuant to the Financial Administration Act (Alberta).

The Province is subject to claims in the ordinary course. These claims arise from legal action, either in progress or threatened, in respect of matters such as expropriation, contract and tax disputes. In view of the inherent difficulty of predicting the outcome of such claims, the Province cannot state what the eventual outcome of such claims will be; however, except as disclosed in this Prospectus Supplement and in the Prospectus (including the documents incorporated by reference herein and therein), based on current knowledge, the Province believes that it is not involved in any such claims which would materially adversely affect the financial position of the Province.

SOURCES OF INFORMATION

Information included or incorporated by reference herein, which is designated as being taken from a publication of the Province or of Canada, or an agency or instrumentality of either, is included or incorporated herein on the authority of such publication as a public official document. All financial information of the Province included or incorporated by reference herein is obtained from the Public Accounts for the Province of Alberta, the Government of Alberta’s annual report and budget, or other documents prepared by representatives of Treasury Board and Finance, Province of Alberta acting in their official capacities.

ISSUER

Province of Alberta

Treasury Board and Finance

8th Floor

9820 – 107 Street

Edmonton, AB T5K 1E7

UNDERWRITERS

BMO Capital Markets Corp. 151 West 42nd Street, 9th Floor New York, New York 10036 U.S.A.	BofA Securities, Inc. One Bryant Park New York, New York 10036 U.S.A.

CIBC World Markets Corp. 300 Madison Avenue, 8th Floor New York, New York 10017 U.S.A.	National Bank of Canada Financial Inc. 65 East 55th Street, 8th Floor New York, New York 10022 U.S.A.

Scotia Capital (USA) Inc.

250 Vesey Street

New York, New York 10281

U.S.A.

REGISTRAR, FISCAL, TRANSFER AND PRINCIPAL PAYING AGENT AND DTC CUSTODIAN

The Bank of New York Mellon

240 Greenwich Street, 7E

New York, New York 10286

U.S.A.

LEGAL ADVISORS

as to Canadian law

Department of Justice

Province of Alberta

2nd Floor, Peace Hills Trust Tower, 10011 – 109 Street

Edmonton, AB T5J 3S8

Canada

to the Province as to U.S. law Paul, Weiss, Rifkind, Wharton & Garrison LLP Toronto-Dominion Centre 77 King Street West, Suite 3100, P.O. Box 226 Toronto, Ontario M5K 1J3 Canada

to the Underwriters

as to U.S. law

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

U.S.A.

as to Canadian law

Norton Rose Fulbright Canada LLP

Suite 3700

400 3rd Avenue SW

Calgary, Alberta

Canada T2P 4H2

as to English law

Norton Rose Fulbright LLP

3 More London Riverside

London SE1 2AQ

United Kingdom

Prospectus

PROVINCE OF ALBERTA

(Canada)

US$25,500,000,000

Debt Securities and Warrants

We may, from time to time, offer up to US$25,500,000,000 aggregate principal amount of debt securities, consisting of any combination of debentures, notes and bonds, or the equivalent in other currencies (plus such additional principal amount as may be necessary such that, if the debt securities are issued at an original issue discount, the aggregate initial offering price will not exceed US$25,500,000,000), and warrants to purchase debt securities. We will provide the specific terms of these debt securities and warrants in supplements to this prospectus. You should read this prospectus and the related prospectus supplements carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 30, 2020

The prospectus supplement that relates to your debt securities and warrants may update or supersede any of the information in this prospectus.

The words “the Province”, “we”, “our”, “ours” and “us” refer to the Province of Alberta.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we have filed with the Securities and Exchange Commission (the “SEC”), under a “shelf” registration process. Under this shelf process, we may offer, from time to time, the debt securities and warrants described in this prospectus in one or more offerings for a total aggregate principal amount of up to US$25,500,000,000 (plus such additional principal amount as may be necessary such that, if the debt securities are issued at an original issue discount, the aggregate initial offering price will not exceed US$25,500,000,000). This prospectus provides you with a general description of the debt securities and warrants we may offer. Each time we use this prospectus to offer debt securities and warrants we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change the information this prospectus contains. Before you invest, you should carefully read this prospectus and any prospectus supplement together with the additional information contained in the documents we refer to under the heading “Where You Can Find More Information” below.

References in this prospectus to “$” or “Cdn$” are to lawful money of Canada and “US$” are to lawful money of the United States of America. The daily average exchange rate between the U.S. dollar and the Canadian dollar published by the Bank of Canada on November 26, 2020 was approximately Cdn$1.00 = US$0.77.

WHERE YOU CAN FIND MORE INFORMATION

The Province has filed with the SEC under the Securities Act a registration statement, of which this prospectus forms a part, covering the debt securities and warrants. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If the Province has filed any contract, agreement or other document as an exhibit to the registration statement or incorporated such document by reference, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

The Province is not subject to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, it commenced filing annual reports on Form 18-K with the SEC on a voluntary basis with respect to its fiscal year ended March 31, 2016. These reports include certain financial, statistical and other information about the Province. The Province’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov.

The SEC allows the Province to “incorporate by reference” into this prospectus information filed with the SEC, which means that the Province can disclose important information to you by referring you to these documents.

This prospectus incorporates by reference the documents listed below:

•	the Province’s Annual Report on Form 18-K for the year ended March 31, 2020 and the exhibits thereto, and any amendments thereto on Form 18-K/A.

•

Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A and any other information the Province files with the SEC pursuant to Sections 13(a) and 13(c) of the Exchange Act until it sells all of the debt securities and warrants authorized to be offered by this prospectus.

In addition, the following disclosure from the Province’s 2020-23 fiscal plan, filed as Exhibit 99.8 to the Province’s Form 18-K/A filed on March 6, 2020 (the “2020-23 Fiscal Plan”) is incorporated by reference in this prospectus and is filed as an exhibit to the registration statement of which this prospectus forms a part:

•	the fourth and fifth paragraphs under the heading “Efficient Public Services” on page 15 of the 2020-23 Fiscal Plan.

•	the first and second paragraphs under the heading “Risk Management” on page 19 of the 2020-23 Fiscal Plan.

•	all paragraphs and the chart under the heading “Risks to the Economic Outlook” on pages 71 to 73 of the 2020-23 Fiscal Plan.

•	the fifth, sixth and seventh paragraphs under the heading “Alberta’s Economic and Fiscal Contributions to Canada” on page 88 of the 2020-23 Fiscal Plan.

•	the twelfth, thirteenth and fourteenth paragraphs under the heading “Equalization” on page 94 of the 2020-23 Fiscal Plan.

•	the first paragraph under the heading “Other Federal-Provincial Fiscal Issues” on page 96 of the 2020-23 Fiscal Plan.

•	the first and second paragraphs under the heading “Alberta Health Services (AHS)” on page 124 of the 2020-23 Fiscal Plan.

•	the first, second and third paragraphs under the heading “Environment, Regional Planning and Development” on page 139 of the 2020-23 Fiscal Plan.

Each time the Province files a document with the SEC that is incorporated by reference, the information in that document automatically updates or supersedes the information contained in previously filed documents.

You may request a free copy of the annual report and amendments to the annual report by writing the Province at the following address:

Province of Alberta

Alberta Treasury Board and Finance

8th Floor, 9820 - 107 Street

Edmonton, Alberta

T5K 1E7

Telephone: (780) 638-3876

Attention: Investor Relations

We have not authorized anyone to provide any information other than that incorporated by reference or contained in this prospectus or any prospectus supplement or free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these debt securities and warrants in any state where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front of those documents. Accordingly, we urge you to review each document we subsequently file with the SEC and incorporate by reference as described above for updated information.

FORWARD-LOOKING STATEMENTS

The following documents relating to the Province’s debt securities and warrants offered by this prospectus may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference into this prospectus.

Forward-looking statements are statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on current plans, estimates and projections, which may change, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

PROVINCE OF ALBERTA

With a population of 4.4 million covering about 660,000 square kilometers (255,000 square miles), Alberta is the fourth largest province in both population and geographic area in Canada (which has a total population of approximately 37.6 million). Situated in the western part of the country, the Province is bordered by the Canadian Rocky Mountains to the west and other prairie provinces to the east, sharing an international border with the United States along its southern boundary. The geography of Alberta includes dry lands in the south-eastern portion of the Province, a mountainous region with coniferous forest running along the western border, prairie grasslands in central and southern regions, and mixed woodlands in northern and central areas.

A diverse mix of cultures and a relatively young, highly-educated workforce are represented in the Province, with more than half of the population located in the two largest urban centers, Edmonton and Calgary. Edmonton, the provincial capital, is a commercial, governmental and petrochemical refining nexus, serving as the primary supply and service hub for northern resource industries. Calgary, located to the south, serves as a financial and commercial center, and is home to many corporate head offices in the energy, natural resources, construction and engineering sectors.

Alberta’s energy industry (consisting mainly of oil and natural gas extraction, production, upgrading and transport/export) is the Province’s driving economic force, but is well-supported by other key industry segments including agriculture, forestry, manufacturing, professional and technical services, information and communication technologies, tourism, and financial and real estate sectors. With only 12 per cent of the national population, Alberta attracts close to one-quarter of all capital investment in Canada and is responsible for more than one-fifth of all Canadian goods exported internationally.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds to the Province from the sale of the debt securities and warrants by the Province will be used for general government purposes.

DESCRIPTION OF DEBT SECURITIES AND WARRANTS

The Province may issue debt securities and warrants in distinct series at various times. This section summarizes the terms of the debt securities and warrants that are common to all series. The particular terms and provisions of a series of debt securities and warrants, and how the general terms and provisions described below may apply to that series, will be described in a supplement to this prospectus.

If the terms described in the prospectus supplement that relates to your series differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement. The prospectus supplement that relates to your debt securities and warrants may update or supersede any of the information in this section.

General

The Province is, by one or more Orders of the Lieutenant Governor in Council of the Province of Alberta made pursuant to the Financial Administration Act (Alberta) from time to time, authorized to issue debt securities and warrants. The Order(s) of the Lieutenant Governor in Council of the Province of Alberta applicable to any tranche of debt securities (including any new Orders made subsequent to the date of this Registration Statement) will be specified in the applicable prospectus supplement. The debt securities will be our direct unsecured obligations and among themselves will rank pari passu and be payable without preference or priority. The debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness and obligations from time to time outstanding. Payments of principal and interest on the debt securities will be payable out of the General Revenue Fund of the Province.

The prospectus supplement that relates to your debt securities will specify the following terms:

•	the price and aggregate principal amount of the debt securities;

•	the title of the debt securities;

•	the stated maturity date of the debt securities, which is the date on which the Province must repay the principal amount of the debt securities;

•	the interest rate which the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the issue date and the date from which interest will accrue, the dates on which the Province must pay interest, and the record dates for payment of interest;

•	where and how the Province will pay principal and interest;

•	whether and in what circumstances the debt securities may be redeemed or repaid before maturity;

•	whether and in what circumstances the debt securities may be convertible into debt securities of a different series or other indebtedness of the Province;

•	whether and in what circumstances sinking fund payments will be made;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

•

whether the debt securities will be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issue is below market rates) to be sold at a substantial discount below their stated principal amount;

•	whether the debt securities will be issued with original issue discount for U.S. federal income tax purposes;

•	any foreign currency in which the Province may denominate or pay interest or principal on the debt securities;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security will be exchangeable for definitive (physical) securities;

•	the exchange or exchanges, if any, on which application for listing of the debt securities may be made; and

•	any other material terms of the debt securities.

If applicable, the prospectus supplement will also describe any material United States or Canadian federal income tax considerations applicable to the debt securities other than those described in this prospectus.

Prescription

The debt securities will become void unless presented for payment within a period of the lesser of two years, or the period that may otherwise be prescribed by law, from the date on which payment in respect of such debt securities become due and payable or if the full amount of the moneys payable on such date in respect of the debt securities has not been received by the fiscal agent on or prior to such date, the date on which notice is duly given to the holders of the debt securities that such moneys have been so received.

Form, Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in minimum aggregate principal amounts of US$5,000 and integral multiples of US$1,000 for amounts in excess of US$5,000, or as described in the prospectus supplement.

The Province may, but is not required to, appoint a fiscal agent or agents to act on its behalf in connection with the debt securities. If appointed, the duties of the fiscal agent for any series of debt securities will be governed by a fiscal agency agreement for that particular series. The Province may appoint different fiscal agents for different series of debt securities and may vary or terminate the appointment of any fiscal agent at any time. The Province may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. The fiscal agent, if any, will be the agent of the Province, will not be trustee for the holders of debt securities and will not have the same responsibilities or duties to act for such holders as would a trustee.

Unless otherwise specified in the prospectus supplement relating to the debt securities, the Province will maintain at an office in the Borough of Manhattan, the City of New York, a register for the registration of transfers of debt securities issued in registered form.

If debt securities are issued in definitive registered form, you may exchange debt securities registered in your name for other authorized denominations of the same series of equal aggregate principal amount. You may arrange to exchange or transfer debt securities registered in your name at the office of the fiscal agent or other person identified in the prospectus supplement. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made after the fiscal agent or other person authorized by the Province is satisfied with your evidence of title.

Registered Global Securities

The prospectus supplement that relates to your debt securities will indicate whether any of the debt securities you purchase will be represented by one or more fully registered global debt securities. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of a depositary or its nominee identified in the prospectus supplement, and will be deposited with the depositary, its nominee or a custodian (the “depositary”). The specific terms of the depositary arrangement in respect of registered global securities will be described in the prospectus supplement relating to the global securities. Beneficial interests in the debt securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of the depositary. The debt securities represented by a global security may not be transferred to the name of any other direct holder unless the special circumstances described below occur. Any investor wishing to beneficially own a debt security represented by a global security must do so indirectly through brokers, banks or other financial institutions who are participants in the depositary.

Special Investor Considerations for Global Securities

Our obligations, as well as the obligations of the fiscal agent and those of any agents retained by us or the fiscal agent, are owed only to persons who are registered as holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you but does not do so. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to these types of arrangements.

An investor should be aware that when debt securities are issued in the form of global securities:

•	the investor cannot get debt securities registered in its own name;

•	the investor cannot receive physical certificates for its interest in the debt securities;

•	the investor must look to its own bank, brokerage firm or financial institution for payments on the debt securities and protection of its legal rights relating to the debt securities;

•

the investor may not be able to sell or pledge interests in the debt securities to some insurance companies and other institutions that are required by law to hold the physical certificates of debt securities that they own;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global security;

•	the Province and the fiscal agent have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security;

•	the Province and the fiscal agent do not supervise or review the records of the depositary in any way; and

•	the depositary will usually require that interests in a global security be purchased or sold within its system using same-day funds.

Special Situations When the Global Security Will be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, an investor may choose whether to hold debt securities directly in its own name or indirectly through an account at its bank, brokerage firm or financial institution. Investors must consult their own banks or brokers to find out how to have their beneficial interests in debt securities transferred into their own names, so that they will be direct registered holders.

The special situations for termination of a global security are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary (unless a replacement depositary is named); and

•	when and if we decide to terminate a global security.

The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not the Province or the fiscal agent) is responsible for deciding the names of the institutions that will be the registered holders after the exchange and also for advising the Province and the fiscal agent what the names will be.

Payment of Interest and Principal

On every interest payment date specified in the prospectus supplement, the Province will pay the interest due on a debt security to the person in whose name the debt security is registered at the close of business on the related “record date”. The record date will be specified in the prospectus supplement.

We, our registrar and any of our paying agents appointed through a fiscal agency agreement shall treat the registered holders of the debt securities as the absolute owners thereof for all purposes whatsoever and all payments to or on the order of the registered holders shall be valid and shall discharge our liability and that of the registrar and any paying agent of the debt securities to the extent of the sum or sums so paid.

Unless otherwise specified in the prospectus supplement relating to the debt securities, the Province will make all payments of principal and interest on the debt securities available to the fiscal agent, if any, on the designated dates in immediately available funds. The fiscal agent, if any, will in turn make payments to the registered holders of the debt securities (or, in the case of a global security, to the depositary) as soon as possible. Any payments of principal and interest on the debt securities are subject to local laws and regulations, including any applicable withholding or other taxes.

Warrants

The Province may issue warrants for the purchase of debt securities, either separately or together with debt securities. The warrants, if any, will be issued under warrant agreements between the Province and a bank or trust company, as warrant agent. The terms of any such agreement will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants will describe the following terms:

•	the terms listed under the heading “Description of Debt Securities and Warrants—General”, as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;

•	the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price to you of those debt securities;

•	the procedures you must follow and the conditions you must satisfy in order to exercise your warrants;

•	the dates on which your right to exercise your warrants begins and expires;

•	whether and when your warrants and any debt securities issued together with your warrants may be sold or transferred separately;

•

whether the certificates that represent the warrants will be issued in registered or bearer form, whether they will be exchangeable as between such forms, and if issued in registered form, where the warrants can be transferred and registered;

•	whether and under what conditions the warrants may be terminated or cancelled by the Province; and

•

whether there are any material United States federal or Canadian income tax considerations applicable to the warrants, including possible original issue discount on debt securities issued with warrants.

Canadian Income Tax Considerations

The following summary (the “Canadian Tax Summary”) describes the principal income tax consequences which arise generally in Canada under the Income Tax Act (Canada) (the “Federal Act”) and in Alberta under the Alberta Personal Income Tax Act (the “Alberta Act”) and which are applicable to a holder of the debt securities or warrants who, at all relevant times, for the purposes of the Federal Act and any applicable income tax convention, is not a resident of Canada and is not deemed to be a resident of Canada and who does not use or hold and is not deemed to use or hold the debt securities or warrants in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere and is not an authorized foreign bank carrying on a banking business in Canada within the meaning of the Federal Act (a “Non-Resident Holder”). This Canadian Tax Summary is based on the provisions of the Federal Act, the Alberta Act and regulations under those Acts as they exist on the date of this prospectus, proposed amendments thereto and the current administrative practices and policies published by the Canada Revenue Agency.

This Canadian Tax Summary includes Canadian and Albertan income tax considerations only. It does not include United States, provincial (other than Alberta), territorial or other income tax considerations nor does it include income tax considerations arising under any income tax convention or treaty between Canada and another country. It is not applicable to Canadian residents. No assurances can be given that changes in the law or administrative practices or future court decisions will not affect the tax treatment of a holder.

Neither principal nor interest paid or credited by the Province to a Non-Resident Holder in respect of the debt securities is subject to withholding tax under the Federal Act or the Alberta Act.

No other tax on income or capital gains is payable by a Non-Resident Holder under the Federal Act or the Alberta Act in respect of the debt securities, whether as a result of interest or principal being paid or credited by the Province to the Non-Resident Holder, a purchase by the Province from, or repayment by the Province to, the Non-Resident Holder, a redemption or other disposition.

No tax on income or capital gains is payable by a Non-Resident Holder under the Federal Act or the Alberta Act in respect of the warrants, whether as a result of their expiry or their exercise or disposition by the Non-Resident Holder.

In certain circumstances described under the heading “Description of Debt Securities and Warrants— Registered Global Securities—Special Situations When the Global Security Will be Terminated”, a global security representing debt securities will terminate and interests in it will be exchanged for physical certificates representing debt securities. No tax on income or capital gains is payable under the Federal Act or the Alberta Act as a result of any such exchange.

Canada and Alberta do not levy estate or inheritance taxes or succession duties. Alberta requires a probate fee to be paid upon estates probated in Alberta, calculated on the value of the estate. The estate of a person who was not ordinarily resident or domiciled in Alberta on death would not, by virtue only of the holding of debt securities or warrants by the estate, be required by law to be probated in Alberta.

The above summary does not discuss all aspects of Canadian income taxation that may be relevant to you in light of your particular circumstances and income tax situation. You should consult with your own tax advisor as to the specific tax consequences that would result from your ownership and disposition of the debt securities, including the application and effect of provincial, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

United States Income Tax Considerations

The following is a summary of the material United States federal income tax consequences of the ownership and disposition of U.S. dollar denominated debt securities to U.S. Holders (as defined below) that acquire debt securities at original issuance at their “issue price” and hold such debt securities as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is limited to debt securities whose “stated redemption price at maturity” does not, within the meaning of section 1273 of the Code, exceed their “issue price” by more than a de minimis amount. Tax consequences of debt securities with different terms will be addressed in the prospectus supplement. This summary is based on the Code, existing and proposed Treasury regulations promulgated under the Code, and administrative and judicial interpretations of the Code and those regulations (all as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect). We have not requested, and will not request, a ruling from the United States Internal Revenue Service (the “IRS”) with respect to any of the United States federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described herein.

This summary does not discuss all of the tax consequences that may be relevant to prospective purchasers in light of their particular circumstances or to prospective purchasers subject to special rules, such as banks, financial institutions, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, persons who will hold debt securities as part of a hedging transaction, “straddle,” conversion transaction, or other integrated transaction, persons who use or are required to use mark-to-market accounting, persons who are subject to the alternative minimum tax, certain former citizens or residents of the United States, or persons whose functional currency (as defined in section 985 of the Code) is not the U.S. dollar. You should consult with your own tax advisors about the application of United States federal income tax law to your particular situation as well as any tax consequences arising under the federal estate and gift tax laws and the tax laws of any state, local or foreign jurisdiction.

For purposes of this summary, you are a U.S. Holder if, for United States federal income tax purposes, you are a beneficial owner of a debt security and either:

•	You are a citizen of the United States or a resident of the United States who is a natural person;

•

You are a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	You are an estate, and your income is subject to United States federal income taxation regardless of its source; or

•

You are a trust, and (i) both a United States court is able to exercise primary supervision over your administration, and one or more United States persons have the authority to control all of your substantial decisions, or (ii) you have a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership or other pass-through entity holds a debt security, the United States federal income tax treatment of a partner (or other owner) generally will depend upon the status of the partner (or other owner) and upon the activities of the partnership (or other pass-through entity). Partners or owners of partnerships or other pass-through entities holding a debt security should consult their tax advisors.

Interest

In general, you will be required to include payments of stated interest on the debt securities in your gross income as ordinary income at the time the interest is accrued or received in accordance with your method of accounting for United States federal income tax purposes. In general, any Canadian withholding tax imposed on interest payments in respect of the debt securities will be treated as a foreign income tax eligible for credit against a U.S. Holder’s United States federal income tax liability (or, at a U.S. Holder’s election, may, in certain circumstances, be deducted in computing taxable income). This interest will be foreign source income for foreign tax credit purposes and generally will be “passive category” income, but could, in certain circumstances, be “general category” income. The Code applies various complex limitations on the amount of foreign taxes that may be claimed as a credit. U.S. Holders are urged to consult their own tax advisors with respect to the amount of foreign taxes that can be claimed as a credit.

Sale, Exchange, Retirement or Other Taxable Disposition

Upon the sale, exchange, retirement or other taxable disposition of a debt security, you generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or other taxable disposition (not including any amounts attributable to accrued but unpaid interest, which, unless you have previously included the interest in income, will be taxable to you as such) and your adjusted tax basis in the debt security. Your adjusted basis in a debt security generally will be the amount you paid to purchase the debt security. Your gain or loss will generally be a long-term capital gain or loss if you have held the debt security for more than one year. Non-corporate U.S. Holders, including individuals, generally are eligible for a reduced rate of taxation on long-term capital gain. The deduction of capital losses is subject to limitations under the Code. Your gain or loss generally will be U.S. source for foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include its interest income and its net gains from the disposition of debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

Backup Withholding and Information Reporting

Certain backup withholding and information reporting requirements may apply to payments on the debt securities and to proceeds of the sale, exchange, retirement or other taxable disposition of the debt securities. In general, information reporting will apply to payments made through a U.S. paying agent or U.S. intermediary to a U.S. Holder. In the event that a U.S. Holder fails to file any such required form, the U.S. Holder could be subject to significant penalties. The Province, its agent, a broker, the relevant trustee or any paying agent, as the case may be, may withhold amounts from any of the payments to you if you do not furnish your taxpayer identification number (social security number or employer identification number), if you do not certify that you are not subject to backup withholding, or if you otherwise do not comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders (including, among others, corporations) generally are not subject to the foregoing backup withholding and information reporting requirements.

Any amounts withheld under the backup withholding rules from a payment to you would be allowed as a credit against your United States federal income tax liability, and may entitle you to a refund, provided that the required information is furnished to the IRS. U.S. Holders are urged to consult their own tax advisors regarding the information reporting and backup withholding tax rules.

Certain U.S. Holders who are individuals that hold certain “specified foreign financial assets” (which may include the debt securities) with an aggregate value in excess of certain thresholds are required to report information relating to such assets, subject to certain exceptions. U.S. Holders should consult their tax advisors regarding the effect, if any, of these requirements on their ownership and disposition of the debt securities.

The above summary does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances and income tax situation. You should consult with your own tax advisor as to the specific tax consequences that would result from your ownership and disposition of the debt securities, including the application and effect of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

Enforceability and Governing Law

We have not agreed to waive any immunity from the jurisdiction of the courts of the United States nor have we appointed an agent in the United States upon which process may be served. As a result, you may not be able to sue us in a United States court or enforce a judgment against us if granted by a United States court.

However, you may bring proceedings against us in the Alberta courts for matters arising under the debt securities or warrants. You may do so whether or not you are a resident of Alberta or a citizen of Canada and without any need to obtain the consent of any public official or authority. A lawsuit against us in the Alberta courts will be governed by the Proceedings Against the Crown Act (Alberta), which, for example, makes the remedies of specific performance and injunctions unavailable against us and prohibits jury trials in proceedings against us. Proceedings against us in the Alberta courts must be brought prior to the expiry of the applicable limitation period (generally two years).

Although any order obtained in an action brought in the Alberta courts against the Province may not be enforced by execution, the Proceedings Against the Crown Act further provides that upon receipt of a certificate of the proper officer of the court, in the event of a judgment against Alberta, the President of Treasury Board and Minister of Finance shall pay out of the General Revenue Fund to the person entitled, or to his order, the amount due including costs, if any, together with interest, if any, lawfully due thereon.

Further, in the absence of a waiver of immunity by the Province, it would be possible to obtain a United States judgment in an action against the Province only if a court were to determine that the United States Foreign Sovereign Immunity Act of 1976 (the “Foreign Sovereign Immunity Act”) precludes the granting of sovereign immunity.

However, even if a United States judgment could be obtained in any such action under the Foreign Sovereign Immunity Act, it may not be possible to obtain in Canada a judgment based on such a United States judgment. Moreover, execution upon property of the Province located in the United States to enforce a judgment obtained under the Foreign Sovereign Immunity Act may not be possible except under limited specified circumstances.

Unless otherwise provided in the applicable prospectus supplement, the debt securities and warrants and the fiscal agency agreement, if any, will be governed by the laws of Alberta and the laws of Canada applicable in Alberta.

PLAN OF DISTRIBUTION

The Province may sell debt securities and warrants to the public:

•	through underwriters or dealers;

•	directly to purchasers; or

•	through agents.

The prospectus supplement with respect to each series of debt securities and/or warrants will set forth the terms of the offering of that series of debt securities and/or warrants, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the debt securities and/or warrants, the proceeds to the Province from the sale of the debt securities and/or warrants, any underwriting discounts and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any initial public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

We may distribute debt securities and warrants from time to time in one or more transactions:

•	at a fixed price or prices, which may change;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at prices to be negotiated with purchasers.

Debt securities and warrants may be sold through agents designated by us. The agents will solicit offers by institutions to purchase the offered debt securities and/or warrants directly from the Province, pursuant to contracts providing for payment and delivery on a future date. The applicable prospectus supplement will set forth the commission we will pay to the agents and any conditions to the contracts. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment and will not be acquiring such debt securities or warrants for its own account. The applicable prospectus supplement will also set forth whether underwriters will be obligated to purchase all of the debt securities and/or warrants offered thereby if any are purchased.

In connection with the sale of debt securities and warrants, the Province, or purchasers of debt securities and warrants for whom the underwriters may act as agents, may compensate the underwriters in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of debt securities and warrants may be deemed to be underwriters and any discount or commissions received by them from the Province, and any profit on the resale of debt securities and warrants by them, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement will identify any underwriters with respect to the debt securities and warrants.

We may enter into agreements to indemnify underwriters, dealers and agents who participate in the distribution of debt securities and warrants against certain liabilities, including liabilities under the Securities Act, or to provide contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

DEBT RECORD

In the last 20 years, the Province has not defaulted on any of its direct or guaranteed debt obligations. During such period, payments have been made when due.

AUTHORIZED AGENT

The authorized agent of the Province in the United States is James Rajotte, at the Canadian Embassy, 501 Pennsylvania Avenue N.W., Washington, D.C. 20001, telephone: 202-448-6475.

EXPERTS AND PUBLIC OFFICIAL DOCUMENTS

Information included or incorporated by reference in this prospectus, which is designated as being taken from a publication of the Province of Alberta, or any agency or instrumentality of either, is included or incorporated herein upon the authority of such publication as a public official document.

All financial and statistical information of the Province included or incorporated by reference in this prospectus, except as otherwise noted, has been taken or derived from records and publications of the Province, and is included in this prospectus on the authority of Lowell Epp, Assistant Deputy Minister, Treasury and Risk Management, Treasury Board and Finance.

LEGAL MATTERS

Unless otherwise indicated in the prospectus supplement, the legality of each series of debt securities and warrants offered by this prospectus, and certain other matters of Canadian and Alberta law, will be passed upon by the Department of Justice and Solicitor General, Province of Alberta.

Certain matters of United States law in connection with the offering of the debt securities and warrants will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP, United States counsel to the Province.

U.S.$1,500,000,000

PROVINCE OF

ALBERTA

(CANADA)

4.300% Bonds due November 2, 2035

PROSPECTUS SUPPLEMENT

BMO Capital Markets

BofA Securities

CIBC Capital Markets

National Bank of Canada Capital Markets

Scotiabank

October 22, 2025